UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 17, 2016

NEOGENOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida		33913
(Address of principal executive offices)		(Zip Code)

(239) 768-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2016, the board of directors (the “Board”) of NeoGenomics, Inc. (the “Company”) appointed Kieran Murphy to serve as a member of the Board effective immediately.  This appointment was pursuant to the Investor Board Rights, Lockup and Standstill Agreement (the “Investor Board Rights Agreement) under which NeoGenomics was required to appoint a director designated by GE Medical Systems to the Board.  Mr. Murphy was recommended by GE Medical Systems for approval by the Nominating and Corporate Governance Committee of the Board pursuant to the Investor Board Rights Agreement.  It is anticipated that Mr. Murphy will serve on at least one committee but the specific committee has not been determined as of the date of this Current Report on Form 8-K.

Mr. Murphy is President and Chief Executive Officer of GE Healthcare Life Sciences, a $4.0 billion molecular medicine business that provides a broad range of industry-leading technologies and services for drug discovery, pre-clinical and clinical development and biopharmaceutical manufacturing, as well as molecular tools for therapy selection and treatment monitoring in patient care. Mr. Murphy has over twenty-five years of experience in the global life sciences and biotechnology industry.  Mr. Murphy earned his bachelor’s degree in 1984 from University College, Dublin. He subsequently graduated from the University of Manchester Institute of Science and Technology with a master’s degree in Marketing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

Investor Board Rights, Lockup and Standstill Agreement, dated December 30, 2015, by and between NeoGenomics, Inc. and GE Medical Systems Information Technologies, Inc. (filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on December 31, 2015 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ George Cardoza
George Cardoza
Chief Financial Officer

Date: February 18, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1

Investor Board Rights, Lockup and Standstill Agreement, dated December 30, 2015, by and between NeoGenomics, Inc. and GE Medical Systems Information Technologies, Inc. (filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on December 31, 2015 and incorporated herein by reference).

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